Exhibit 10.20

To the attention of Dr. Fausto Petrini

Manno, June 8, 2004

RE: Lease of area number 11 – Centro Galleria 1 - Manno

Dear Mr. Petrini,

As agreed with our Mr. Graziano Marra, we hereby confirm the lease of the captioned area, and specifically

Situation:	Galleria 1 in Manno

Area:	# 11 of 177.18 sqm, at the first floor –highlighted in yellow on the attached map

Use:	Warehousing

Lease:	26,600 CHF (twenty six thousands and six hundreds Swiss fr.) per year, expenses included, VAT excluded.

Effective as of	August 1, 2004

Duration:	as to the terms of the current lease contract

Consignment:	the areas is consigned as it is

For all other contractual aspects, reference is made to the current lease contract dated July 25, 2003.

Thank you for signing the present letter for acceptance and mailed to our offices.

With best regards,

NAIE SA	SILVIO TARCHINI
Manno	Manno

For acceptance